EXHIBIT 5.1

VANDEBERG LAW GROUP PLLC

1218 Third Avenue,, Suite 505, Seattle, Washington 98101 | Telephone: 206-910-2687

September 5, 2014

5BARZ International Inc.

9444 Waples Street, Suite 140,

San Diego, California

92121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your special counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 20,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of 5BARZ International Inc., a Nevada corporation (the “Company”), issuable under the Company’s 2013 Stock Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Plan, the Registration Statement, the Company’s articles of incorporation and current bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates as to certain matters of fact that are material to our opinion.  In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Nevada Revised Statutes (the “NRS”). We are not licensed to practice law in the State of Nevada and, accordingly, our opinion as to the NRS is based solely on a review of the official statutes of the State of Nevada and the applicable provisions of the Nevada Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to, or effect on, any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan and the terms of the individual award agreements, as applicable, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Vandeberg Law Group PLLC

Vandeberg Law Group PLLC